Exhibit 99.1

Cambium Networks Announces Nasdaq Hearings Panel Has Granted Continued Listing

HOFFMAN ESTATES, IL, December 5, 2025 – Cambium Networks Corporation (“Cambium Networks” or the “Company”) (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on December 3, 2025, the Company received a decision letter (“Decision Letter”) from the Nasdaq Hearings Panel (the “Hearings Panel”) granting the Company’s request for continued listing of the Company’s Ordinary Shares on The Nasdaq Global Market, subject to the Company demonstrating compliance with the Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”) and the Nasdaq Listing Rule 5250(c)(1) (the “Filing Rule”), and certain other conditions, including the Company demonstrating compliance with the Filing Rule on or before April 16, 2026.

As previously disclosed, the Company received a staff determination letter (“Staff Determination Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) on October 10, 2025 notifying the Company it was not in compliance with the Minimum Bid Price Rule nor the Filing Rule, and these matters served as a basis for delisting the Company’s Ordinary Shares from The Nasdaq Global Market. This Staff Determination Letter is in addition to the previously disclosed Staff Determination Letters dated April 16, 2025, May 22, 2025 and August 25, 2025 notifying the Company that it was not in compliance with the Filing Rule. The Company's failure to comply with the Filing Rule relates to the Company's inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Reports on Form 10-K for the periods ended March 31, 2025 and June 30, 2025. The Company received an additional Staff Determination Letter on November 25, 2025, notifying the Company it was not in compliance with the Filing Rule given the Company's inability to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2025 (together, with the delinquent filings referenced above, the “Delinquent Filings”).

The Company intends to file the Delinquent Filings as per the conditions of the Decision Letter to regain compliance with the Filing Rule.

As previously disclosed, the Company attended a November 11, 2025 hearing and presented its plan of compliance before the Hearings Panel and requested a continued stay of its delisting of its securities on The Nasdaq Global Market pending its return to compliance.

With respect to the Minimum Bid Price Rule, as noted in the Decision Letter, the Company has evidenced a closing bid price of $1.00 or more per share for a minimum of ten (10) consecutive trading sessions as of the date of the Decision Letter. However, pursuant to Nasdaq Rule 5815(c)(4), the Hearings Panel has elected to maintain jurisdiction over the Company until April 8, 2026, the end of its discretion in the Minimum Bid Price Rule matter, and will monitor whether the Company again becomes noncompliant with the Minimum Bid Price Rule. Should the Company become non-compliant with any Nasdaq Listing Rule during this period, it will be required to advise the Hearings Panel of its plan to cure the listing deficiency. The Hearings Panel will, at that time, determine if it is willing to grant the Company an exception to cure the deficiency or simply delist the Company. If the Company maintains compliance with the Minimum Bid Price Rule through April 8, 2026, the Hearings Panel may impose a one-year discretionary Hearings Panel Monitor to ensure the Company maintains compliance.

Exhibit 99.1

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to statements relating to the filing of Delinquent Reports and the Company’s ability to regain compliance with the Nasdaq continued listing standards, as well as words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based upon the Company’s current assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the Company’s ability to return to and maintain compliance with Nasdaq continued listing standards and whether Nasdaq will grant the Company any relief from delisting. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained herein speak only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com